Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated June 17, 2019 relating to the consolidated financial statements of Wrangler Super Holdco Corp. and its subsidiaries (the “Successor”), which appears in Amendment No. 10 to the Registration Statement on Form F-1 (No. 333-232731) of GFL Environmental Holdings, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 10 to the Registration Statement on Form F-1 (No. 333-232731) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 2, 2020